Filed with the U.S. Securities and Exchange Commission on March 10, 2022
1933 Act Registration File No. 333-226989
1940 Act Registration File No. 811-23373
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.		[		]
Post-Effective Amendment No.	22	[	X	]
and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
Amendment No.	24	[	X	]
(Check appropriate box or boxes.)

NORTH SQUARE INVESTMENTS TRUST
(Exact Name of Registrant as Specified in Charter)
10 South LaSalle Street, Suite 1925
Chicago IL 60603
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (312) 857-2160

(Name and Address of Agent for Service)	Copy to:
Alan E. Molotsky, Esq.	Robert M. Kurucza, Esq.
North Square Investments Trust	Seward & Kissel LLP
10 South LaSalle Street, Suite 1925	901 K Street
Chicago IL 60603	Washington, DC 20001

This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.

2.	Explanatory Note.

3.	Part C to the Registration Statement (including signature page) and certain exhibits to the Registration Statement.

Explanatory Note: This Post-Effective Amendment is being filed solely for the purpose of filing exhibits to the Registration Statement on Form N-1A. Parts A and B of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A filed on February 25, 2022 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

NORTH SQUARE INVESTMENTS TRUST
PART C
OTHER INFORMATION

Item 28. Exhibits

(a)	Agreement and Declaration of Trust.

(i)
Agreement and Declaration of Trust is herein incorporated by reference from the Initial Registration Statement to North Square Investments Trust (the “Trust”) on Form N‑1A, filed with the Securities and Exchange Commission (“SEC”) on August 24, 2018.

(ii)
Certificate of Trust is herein incorporated by reference from the Initial Registration Statement to North Square Investments Trust (the “Trust”) on Form N‑1A, filed with the Securities and Exchange Commission (“SEC”) on August 24, 2018.

(b)
By-Laws are herein incorporated by reference from the Initial Registration Statement to North Square Investments Trust (the “Trust”) on Form N‑1A, filed with the Securities and Exchange Commission (“SEC”) on August 24, 2018.

(c)	Instruments Defining Rights of Security Holders -Not applicable.

(d)	(i)
Form of Investment Advisory Agreement (North Square Investments, LLC) is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(A)
Amendment No. 1 to Investment Advisory Agreement (North Square Investments, LLC) is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(B)
Amendment No. 2 to Investment Advisory Agreement (North Square Investments, LLC) is herein incorporated by reference from Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 11, 2022.

(ii)
Form of Investment Sub-Advisory Agreement (Algert Global, LLC) is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(iii)
Form of Investment Sub-Advisory Agreement (Advisory Research Inc.) is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(A)
Amendment No. 1 to Investment Sub-Advisory Agreement (Advisory Research, Inc.) is herein incorporated by reference from Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 11, 2022.

(iv)
Form of Investment Sub-Advisory Agreement (Red Cedar Investment Management, LLC) is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(A)
Amendment No. 1 to Investment Sub-Advisory Agreement (Red Cedar Investment Management, LLC) is herein incorporated by reference from Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 11, 2022.

(v)
Form of Investment Sub-Advisory Agreement (Altrinsic Global Advisors, LLC) is herein incorporated by reference from Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.

(vi)
Form of Investment Sub-Advisory Agreement (CSM Advisors, LLC) is herein incorporated by reference from Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.

(vii)
Investment Sub-Advisory Agreement (NSI Retail Advisors, LLC) is herein incorporated by reference from Post-Effective Amendment 17 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2021.

(A)
Amendment No. 1 to Investment Sub-Advisory Agreement (NSI Retail Advisors, LLC) is herein incorporated by reference from Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 11, 2022.

(e)	(i)
Distribution Agreement is herein incorporated by reference from the Initial Registration Statement to North Square Investments Trust (the “Trust”) on Form N‑14, filed with the Securities and Exchange Commission (“SEC”) on September 13, 2018.

(ii)
First Amendment to the Distribution Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(iii)
Amended Exhibit A to the Distribution Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

	(iv)	Novation Agreement is herein incorporated by reference from Post-Effective Amendment No. 22 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2022.

(f)	Bonus or Profit Sharing Contracts - Not applicable.

(g)	(i)	Custody Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
(ii)
First Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(iii)
Second Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(iv)
Third Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(v)
Form of Fourth Amendment to the Custody Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(h)	Other Material Contracts

(i)
Fund Administration Servicing Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(A)
First Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(B)
Second Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(C)
Third Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(D)
Form of Fourth Amendment to the Fund Administration Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(ii)
Transfer Agent Servicing Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(A)
First Amendment to the Transfer Agency Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(B)
Second Amendment to the Transfer Agent Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(C)
Third Amendment to the Transfer Agent Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(D)
Form of Fourth Amendment to the Transfer Agent Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(iii)
Fund Accounting Servicing Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(A)
First Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(B)
Second Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(C)
Third Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on September 30, 2020.

(D)
Form of Fourth Amendment to the Fund Accounting Servicing Agreement is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

(iv)
Operating Expenses Limitation Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(A)
First Amendment to the Operating Expenses Limitation Agreement is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(v)	Powers of Attorney is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(vi)		Shareholder Service Plan is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
(A)
First Amendment to Shareholder Service Plan is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(vii)	Form of Fund of Funds Investment Agreement (Advisor Shares Trust) is filed herewith.
(viii)	Form of Fund of Funds Investment Agreement (BlackRock Funds) is filed herewith.
(ix)	Form of Fund of Funds Investment Agreement (Vanguard Funds) is filed herewith.
(x)	Form of Fund of Funds Investment Agreement (Invesco ETFs) is filed herewith.
(xi)	Form of Fund of Funds Investment Agreement (First Trust ETFs) is filed herewith.
(xii)	Form of Fund of Funds Investment Agreement (The Select Sector SPDR Trust) is filed herewith.
(xiii)	Form of Fund of Funds Investment Agreement (SPY DIA ETFs) is filed herewith.
(xiv)	Form of Fund of Funds Investment Agreement (SPDR Funds) is filed herewith.
(xv)	Form of Fund of Funds Investment Agreement (Schwab Strategic Trust) is filed herewith.
(xvi)	Form of Fund of Funds Investment Agreement (ProShares Trust) is filed herewith.
(xvii)	Form of Fund of Funds Investment Agreement (WisdomTree Trust) is filed herewith.
(xviii)	Form of Fund of Funds Investment Agreement (VanEck ETF Trust) is filed herewith.
(xix)	Form of Fund of Funds Investment Agreement (Direxion Shares) is filed herewith.

(i)	Legal Opinion and Consent - Not applicable.

(j)	Consent of Independent Registered Public Accounting Firm - Not applicable.

(k)	Omitted Financial Statements - Not applicable.

(l)	Subscription Agreement is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.

(m)	(i)	Rule 12b-1 Plan is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(n)	(i)	Rule 18f-3 Plan is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(o)	Reserved.

(p)	Codes of Ethics
	(i)	North Square Investments Trust is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
(ii)
North Square Investments, LLC (Adviser) is herein incorporated by reference from Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.

	(iii)	Algert Global, LLC (Sub-Advisor) is herein incorporated by reference from Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on October 23, 2018.
(iv)
Advisory Research Inc. (Sub-Advisor) is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(v)
Red Cedar Investment Management, LLC (Sub-Advisor) is herein incorporated by reference from Post-Effective Amendment No. 8 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on February 25, 2020.

(vi)
Altrinsic Global Advisors, LLC (Sub-Advisor) is herein incorporated by reference from Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.

(vii)
CSM Advisors, LLC (Sub-Advisor) is herein incorporated by reference from Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on November 2, 2020.

(viii)
NSI Retail Advisors LLC (Sub-Advisor) is herein incorporated by reference from Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A of the Trust, filed with the SEC on January 19, 2021.

Item 29. Persons Controlled by or Under Common Control with Registrant.

    No person is directly or indirectly controlled by or under common control with the Registrant.

Item 30. Indemnification.

Reference is made to Article VII of the Registrant’s Agreement and Declaration of Trust (previously filed with the Registration Statement on Form N-1A (File No. 333-226989) on August 24, 2018), Article VI of Registrant’s Bylaws (previously filed with the Registration Statement on Form N-1A (File No. 333‑226989) on August 24, 2018), and Paragraph 6 of the Distribution Agreement on Form N-14 (File No. 333-227320) on September 13, 2019.  With respect to the Registrant, the general effect of these provisions is to indemnify any person (Trustee, director, officer, employee or agent, among others) who was or is a party to any proceeding by reason of their actions performed in their official or duly authorized capacity on behalf of the Trust.  With respect to the distributor, the general effect of the relevant provisions is to indemnify those entities for claims arising out of any untrue statement or material fact contained in the Funds’ Registration Statement, reports to shareholders or advertising and sales literature.

    Pursuant to Rule 484 under the Securities Act of 1933, as amended, (the “1933 Act”) the Registrant furnishes the following undertaking: “Insofar as indemnification for liability arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.”

Item 31. Business and Other Connections of the Investment Adviser.

    With respect to the investment adviser (North Square Investments, LLC), the response to this Item will be incorporated by reference to the Adviser’s Uniform Application for Investment Adviser Registration (Form ADV) on file with the SEC. The Adviser’s Form ADV may be obtained, free of charge, at the SEC’s website at www.adviserinfo.sec.gov.

Item 32. Principal Underwriter.

(a)    Compass Distributors, LLC, the Registrant’s principal underwriter (the “Distributor”), acts as principal underwriter for the following additional investment companies registered under the Investment Company Act of 1940, as amended:

1.Coho Relative Value Equity Fund, Series of Managed Portfolio Series
2.Coho Relative Value ESG Fund, Series of Managed Portfolio Series
3.Evermore Funds Trust
4.Global Beta ETF Trust
5.Leuthold Core ETF, Series of Leuthold Funds, Inc.
6.Olstein All Cap Value Fund, Series of Managed Portfolio Series
7.Olstein Strategic Opportunities Fund, Series of Managed Portfolio Series
8.Wilshire Mutual Funds, Inc.
9.Wilshire Variable Insurance Trust

    (b)    The following are the Officers and Manager of the Distributor. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant
Richard J. Berthy	Three Canal Plaza, Suite 100 Portland, ME 04101	President, Treasurer and Manager	None
Mark A. Fairbanks	Three Canal Plaza, Suite 100 Portland, ME 04101	Vice President	None
Teresa Cowan	111 E. Kilbourn Avenue, Suite 2200 Miwaukee, WI 53202	Vice President	None
Jennifer K. DiValerio	899 Cassatt Road 400 Berwyn Park, Suite 110 Berwyn, PA 19312	Vice President	None
Susan K. Moscaritolo	Three Canal Plaza, Suite 100 Portland, ME 04101	Vice President and Chief Compliance Officer	None
Kelly Whetstone	Three Canal Plaza, Suite 100 Portland, ME 04101	Secretary	None

    (c)    Not applicable.

Item 33. Location of Accounts and Records.

    The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), are maintained at the following locations:

Records Relating to:	Are located at:
Registrant’s Fund Administrator, Fund Accountant and Transfer Agent	U.S. Bancorp Fund Services, LLC 615 East Michigan Street, 3rd Floor Milwaukee, WI 53202
Registrant’s Custodian	U.S. Bank National Association Custody Operations 1555 North RiverCenter Drive, Suite 302 Milwaukee, WI 53212
Registrant’s Investment Adviser	North Square Investments, LLC 10 South LaSalle Street, Suite 1925 Chicago, IL 60603
Registrant’s Distributor	Compass Distributors, LLC Three Canal Plaza, Suite 100 Portland, ME 04101

Item 34. Management Services Not Discussed in Parts A and B.

    Not Applicable.

Item 35. Undertakings.

    Not Applicable.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it meets all of the requirements for effectiveness of this Amendment to the Registration Statement under Rule 485(b) under the Securities Act and has duly caused this Amendment to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized, in the City of Chicago in the State of Illinois, on March 10, 2022.

North Square Investments Trust

By: /s/ Mark D. Goodwin
Mark D. Goodwin, President

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark D. Goodwin	President, Principal Executive	March 10, 2022
Mark D. Goodwin	Officer and Trustee

David B. Boon*	Trustee	March 10, 2022
David B. Boon

Donald J. Herrema*	Trustee	March 10, 2022
Donald J. Herrema

Catherine A. Zaharis*	Trustee	March 10, 2022
Catherine A. Zaharis

/s/ Alan E. Molotsky	Treasurer and Principal Financial	March 10, 2022
Alan E. Molotsky	and Accounting Officer

By: /s/ Mark D. Goodwin
Mark D. Goodwin Attorney-in-Fact (Pursuant to Powers of Attorney previously filed and incorporated herein by reference.)

Exhibit Index
(h)(vii)	Form of Fund of Funds Investment Agreement (Advisor Shares Trust)
(h)(viii)	Form of Fund of Funds Investment Agreement (BlackRock Funds)
(h)(ix)	Form of Fund of Funds Investment Agreement (Vanguard Funds)
(h)(x)	Form of Fund of Funds Investment Agreement (Invesco ETFs)
(h)(xi)	Form of Fund of Funds Investment Agreement (First Trust ETFs)
(h)(xii)	Form of Fund of Funds Investment Agreement (The Select Sector SPDR Trust)
(h)(xiii)	Form of Fund of Funds Investment Agreement (SPY DIA ETFs)
(h)(xiv)	Form of Fund of Funds Investment Agreement (SPDR Funds)
(h)(xv)	Form of Fund of Funds Investment Agreement (Schwab Strategic Trust)
(h)(xvi)	Form of Fund of Funds Investment Agreement (ProShares Trust)
(h)(xvii)	Form of Fund of Funds Investment Agreement (WisdomTree Trust)
(h)(xviii)	Form of Fund of Funds Investment Agreement (VanEck ETF Trust)
(h)(xix)	Form of Fund of Funds Investment Agreement (Direxion Shares)